EXHIBIT 10.11

10 March 2008	Global Banking & Markets
Shipping Business Centre
Marinouki Shipping Corp.	5-10 Great Tower Street
c/o Safety Steamship Overseas SA	London EC3P 3HX
32 Avenue Karamanli,	Telephone. +44 (0)20 7833 2121
PO Box 70837,	Facsimile: +44 (0)20 7085 7134
GR-16605 Voula,	www.rbs.com/gbm
Athens, Greece

Attn: Mr Konstantinos Adamopoulos

Dear Sirs,

Re: Loan Agreement dated 1 March 2006 between Marinouki Shipping Corp.
(as Borrower) and The Royal Bank of Scotland plc (as Lender)

We refer to the loan made available to you pursuant to the above Loan Agreement and confirm that we are prepared to vary the terms and conditions of the loan as follows:-

Words and expressions used in the Loan Agreement shall have the same meaning when used herein.

1.	LOAN AMOUNT

US$32,620,000 (United States Dollars Thirty Two Million Six Hundred And Twenty Thousand) representing an increase of US$4.000,000 (the “Increase”) on the existing Loan of US$28,620,000.

2.	REPAYMENT

The Loan shall be repayable by 20 consecutive semi-annual instalments, as follows: first two instalments to be equal to US$545,000 each, followed by six instalments of US$767,000 each and the remaining twelve instalments to be equal to US$877,000 each. The first such instalment will be payable on 5 September 2008. while a balloon instalment of US$16,404,000 to be payable together with the final instalment.

For avoidance of any doubt, any out of the money position between the current facility balance in Japanese Yen and the amended facility limit proposed herein is to be payable on the date of acceptance of this letter.

3.	SECURITY

As security for the obligations of the Borrower the Bank will require:

(a) A Supplemental Loan Agreement

(b) A new first priority mortgage or amendment to the existing Mortgage (if required) over m.v. “Marina”, a 2006 built bulk carrier of 87,000 dwt.

(c) Such other supplemental documentation as shall be required by the Bank or its lawyers.

4.	SIGNING OF SUPPLEMENTAL LOAN AGREEMENT

The loan agreement is to be executed on or before 10 April 2008 failing which the offer will lapse notwithstanding its acceptance.

5.	FEE

A fee of US$4,000 will be payable on the date of signing of the Supplemental Loan Agreement.

6.	OTHER TERMS AND CONDITIONS

(a) All other terms and conditions of the Loan Agreement shall remain unchanged and in full force and effect.

(b)
All out of pocket expenses (including VAT) incurred by the Bank in connection with the loan facility shall be reimbursed by the Borrower on demand; such expenses shall include (but shall not be limited to) legal and other expenses incurred by the Bank after acceptance of this letter.

(c)
This letter contains an outline of certain terms and conditions (it does not constitute a legally binding commitment on the Bank) which will, inter alia, be embodied in the Supplemental Loan Agreement and security documentation. such legal agreement and security documentation shall be governed by English law (except to the extent any security otherwise requires). The Documentation shall supersede this letter and all prior discussions and negotiations in relation to the loan facility.

(d)
The Bank shall be entitled to obtain such legal opinions from such Jurisdictions as it may require and from lawyers appointed by it and the Borrower shall provide such corporate and other documentation as may be required by the Bank or its lawyers.

7.	ACCEPTANCE

If the terms of this offer are acceptable, please sign the acceptance on the enclosed copy of this letter and return it to the Bank by 12 March 2008. In the event that your acceptance is not received by us by such date, this offer shall be automatically cancelled and no longer available for acceptance.

Yours faithfully
For THE ROYAL BANK OF SCOTLAND plc

     We hereby unconditionally and irrevocably accept the terms and conditions set out above.